UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TransCode Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

An Open Letter to Shareholders of TransCode Therapeutics, Inc. Asking Stockholders to Vote FOR the Proposal to Authorize a Reverse Stock Split if Necessary

Time is short - special meeting set for April 21.  Votes must be received by 11:59 pm this Sunday, April 20.

Stockholders are asked to vote by telephone or internet using the control number provided by their brokerage firm or bank

Boston--(BUSINESS WIRE)--TransCode Therapeutics, Inc. today released an open letter to stockholders regarding the upcoming special meeting to be held April 21.  Stockholders are asked to approve a Reverse Split should it become necessary to maintain its NASDAQ listing.

April 16, 2025

Dear Fellow Shareholders,

We have been fortunate to complete two financings in recent months. We believe that these two financings together have provided enough capital to support TTX-MC138’s Phase I clinical trial and company operations into the fourth quarter of 2025. However, and despite the success of those two financings, to continue through the fourth quarter and beyond will require, as we have disclosed, additional capital.

Raising additional capital in a highly challenging environment

Many biotech companies across the industry have experienced unprecedented challenges in obtaining the capital needed to advance their development programs. One of the most important challenges has been the continued decline in the market values of many companies, including that of our company, TransCode.

In addition, a large number of companies continue to report sizable lay-offs and reductions in operations; a significant number have closed completely. In anticipation of this downward trend, we reduced and optimized our workforce over a year ago. In parallel we also focused on advancing execution of the clinical trial of our lead asset, TTX-MC138, that is now well into its fourth dosing cohort.

When many biotechs have had to make difficult decisions to survive, our careful and cautious strategy has allowed us to raise approximately $18M in an extraordinarily difficult economic environment. While we are conscious that this capital was expensive, we note that a sizable number of companies were unable to raise new capital at any cost.

The Board of Directors and management unanimously believe that maintaining our Nasdaq listing is critical to the future of our company. While our share price trades well below $1.00 per share, the Nasdaq minimum, our clinical program is moving forward as planned. We now risk losing our Nasdaq listing unless we achieve a closing bid price of $1.00 or above by May 5, 2025.

In the current financial turmoil, the loss of our Nasdaq listing would make it even more difficult to raise the necessary capital for the reasons set forth in the proxy statement for the April 21, 2025, special meeting of shareholders.

Proposed Reverse Stock Split

Consequently, our board of directors has put a proposal before shareholders for a reverse stock split. As board members and managers, we are also shareholders and are fully aware of the pain such a decision causes. With our company’s future in mind, we are carrying forward this difficult decision to request your approval of the reverse stock split.

Our investment bankers advised us to take this approach now to meet the $1.00 per share or more closing bid price requirement. To do this, the reverse split needs to be approved on April 21. We believe that the reverse split approval is essential to enable us to remain listed with NASDAQ, giving us a better chance of raising the additional capital we will need to continue to advance our clinical trial program.

Obviously, should our stock close above $1.00 in the timeframe required and continues trading above $1.00, the Board does not intend to effect the split even if it has been approved.

What About Grants or Partnerships to Raise Capital?

In parallel with market financings, we have also continuously pursued nondilutive funding. In 2024, the NIH granted us $2M. We also have submitted additional applications for nondilutive government funding and are awaiting funding decisions. At the same time, we also continue to aggressively pursue partnering opportunities.

We assure you that we do everything we possibly can to minimize the cost of obtaining the capital needed. Our streamlined operations have extended our cash runway to continue to pursue our most significant and potentially valuable milestones, including further clinical development progress with our lead therapeutic candidate.

Summary

We respectfully request that you vote in favor of the reverse split and do so immediately. To count, your vote must be received by 11:59 pm ET this Sunday, April 20, 2025.

If your shares are held in street name at a financial institution, please contact your representative at that institution to obtain the “Control Number” needed to vote online or by telephone. If you have any questions or need help voting, please call our proxy solicitor, Saratoga Proxy Consulting LLC, at (888) 368-0379.

We extend our heartfelt gratitude for your continued investment in TransCode. Your trust and support empower us to face challenges head-on and drive us toward a future where our innovative therapies hopefully make a meaningful impact on the lives of cancer patients. We eagerly look forward to sharing further updates on our progress in the coming months and remain optimistic about the promising future that lies ahead.

Thank you for being an essential part of our journey.

Sincerely,

Philippe Calais, PharmD, PhD	Thomas A. Fitzgerald
Chairman	Interim Chief Executive Officer; CFO

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning expected length of time that existing funds will support the Company, statements concerning our ability to raise additional capital, the sufficiency of existing capital to support our operations into the fourth quarter of 2025, our strategy to maintain Nasdaq listing, potential effects and timing of a reverse stock split, pursuit of nondilutive funding opportunities such as government grants and partnerships, and ongoing clinical trials and development of our lead therapeutic candidate. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to maintain Nasdaq listing requirements, successfully execute a reverse stock split if necessary, secure additional financing on acceptable terms or at all, achieve positive clinical trial outcomes, receive grant funding and partnership agreements, manage costs effectively, the risk associated with drug discovery and development; the risk that the results of our planned clinical trials will not be consistent with our pre-clinical studies or expectations; risks associated with the timing and outcome of TransCode’s planned regulatory submissions; risks associated with TransCode’s planned clinical trials for its product candidates; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with TransCode’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from other companies developing products for similar uses; risks associated with TransCode’s financial condition and its need to obtain additional funding to support its business activities, including TransCode’s ability to continue as a going concern; and risks associated with TransCode’s dependence on third parties. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause TransCode’s actual results to differ from those contained in or implied by the forward-looking statements, see the section entitled “Risk Factors” in TransCode’s Annual Report on Form 10-K for the year ended December 31, 2024, as well as discussions of potential risks, uncertainties and other important factors in any subsequent TransCode filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release; TransCode undertakes no duty to update this information unless required by law.

For more information, please contact:

TransCode Therapeutics, Inc.
Tania Montgomery-Hammon, VP Business Development
tania.montgomery@transcodetherapeutics.com

TransCode Therapeutics, Inc.• 6 Liberty Square, #2382, • Boston, MA 02109